        As filed with the Securities and Exchange Commission on October 23, 2001
                                                      Registration No. 333-66292
--------------------------------------------------------------------------------



                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                 ---------------
                                AMENDMENT NO. 1
                                       TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                                 ---------------
                            VERSO TECHNOLOGIES, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


                    MINNESOTA                         41-1484525
     (State or Other Jurisdiction of               (I.R.S. Employer
      Incorporation or Organization)              Identification No.)

                                 ---------------

                                 STEVEN A. ODOM
                              CHAIRMAN OF THE BOARD
                           AND CHIEF EXECUTIVE OFFICER
                         400 GALLERIA PARKWAY, SUITE 300
                             ATLANTA, GEORGIA 30339
                                 (678) 589-3500
 (Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                              of Agent for Service)

                                 ---------------

                        Copies of all correspondence to:
                               STEVEN E. FOX, ESQ.
                             ROBERT C. HUSSLE, ESQ.
                               ROGERS & HARDIN LLP
                            2700 INTERNATIONAL TOWER,
                                PEACHTREE CENTER
                             229 PEACHTREE STREET NE
                           ATLANTA, GEORGIA 30303-1601
                                 (404) 522-4700

         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement as determined by market conditions.

         If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

         If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. [X]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                                 ---------------


                                                 CALCULATION OF REGISTRATION FEE
-------------------------------------------------------------------------------------------------------------------------------
                                                                Proposed Maximum      Proposed Maximum
                                             Amount to be       Aggregate Price      Aggregate Offering         Amount of
  Title of Each Class of Securities           Registered            Per Unit             Price (1)           Registration Fee
-------------------------------------------------------------------------------------------------------------------------------
    Common Stock, $0.01 par value           956,807 shares      $1.115(2)           $1,066,839.81            $266.71(3)
-------------------------------------------------------------------------------------------------------------------------------

    Common Stock, $0.01 par value           83,334 shares       $0.520(4)           $43,333.68                $10.83
-------------------------------------------------------------------------------------------------------------------------------




(1) Estimated solely for purposes of determining the registration fee pursuant to Rule 457(c).

(2) Based upon the average of the high and low prices of the registrant's common stock on July 23, 2001, as reported by The NASDAQ National Market System.

(3) Previously paid with the initial filing of this registration statement.

(4) Based upon the average of the high and low prices of the registrant's common stock on October 18, 2001, as reported by The NASDAQ National Market System.


                       ----------------------------------

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

The information contained in this Prospectus is not complete and may change. The selling shareholders may not sell these securities until the registration statement we filed with the Securities and Exchange Commission is effective. This Prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.




                              SUBJECT TO COMPLETION
                       PROSPECTUS DATED OCTOBER 23, 2001



PROSPECTUS


                                1,040,141 SHARES


                            VERSO TECHNOLOGIES, INC.

                                  COMMON STOCK



This prospectus covers the sale of up to 1,040,141 shares of Verso Technologies, Inc. common stock by certain shareholders. We will not receive any proceeds from the sale of the shares by the shareholders.



Our common stock is listed on The NASDAQ National Market System under the symbol "VRSO." The last reported sale price of the common stock as reported on The NASDAQ National Market System on October 22, 2001, was $0.62 per share.


The selling shareholders, directly or through agents, brokers or dealers designated from time to time, may sell the shares of our common stock offered hereby from time to time on terms to be determined at the time of sale. See "Plan of Distribution."

We have agreed to bear all expenses of registration of our common stock offered hereby under federal and state securities laws.


On May 4, 2001, we entered into an agreement to merge with Telemate.Net Software, Inc. ("Telemate.Net"). We amended this agreement as of June 1, 2001. Under the agreement, Telemate.Net would merge with and into a wholly-owned subsidiary of ours. We have scheduled a meeting of our shareholders for November 16, 2001, to consider and vote upon the merger.



SEE "RISK FACTORS" ON PAGE 7 FOR CERTAIN FACTORS RELATING TO AN INVESTMENT IN THE SHARES.

                       ----------------------------------

          These securities have not been approved or disapproved by the
           Securities and Exchange Commission or any state securities commission nor has the Securities and Exchange Commission or any state securities commission passed upon the accuracy or adequacy of this prospectus. Any representation to the
                         contrary is a criminal offense.

                 ----------------------------------


               The date of this Prospectus is October 23, 2001.

                    NOTE REGARDING FORWARD-LOOKING STATEMENTS

         CERTAIN STATEMENTS CONTAINED IN THIS DOCUMENT OR INCORPORATED HEREIN BY REFERENCE THAT ARE NOT STATEMENTS OF HISTORICAL FACTS ARE "FORWARD-LOOKING STATEMENTS" WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. THE WORDS "BELIEVE," "EXPECT," "ANTICIPATE," "INTEND," "WILL" AND SIMILAR EXPRESSIONS ARE EXAMPLES OF WORDS THAT IDENTIFY FORWARD-LOOKING STATEMENTS. FORWARD-LOOKING STATEMENTS INCLUDE, WITHOUT LIMITATION, STATEMENTS REGARDING OUR FUTURE FINANCIAL POSITION, BUSINESS STRATEGY AND EXPECTED COST SAVINGS. THESE FORWARD-LOOKING STATEMENTS ARE BASED ON OUR CURRENT BELIEFS, AS WELL AS ASSUMPTIONS WE HAVE MADE BASED UPON INFORMATION CURRENTLY AVAILABLE TO US.

         EACH FORWARD-LOOKING STATEMENT REFLECTS OUR CURRENT VIEW OF FUTURE EVENTS AND IS SUBJECT TO RISKS, UNCERTAINTIES AND OTHER FACTORS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM ANY RESULTS EXPRESSED OR IMPLIED BY OUR FORWARD-LOOKING STATEMENTS. IMPORTANT FACTORS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THE RESULTS EXPRESSED OR IMPLIED BY ANY FORWARD-LOOKING STATEMENTS INCLUDE:


-        OUR ABILITY TO GROW AND MANAGE THE BUSINESS        -        OUR ABILITY TO SUCCESSFULLY ACCESS THE
         UNTIL OUR OPERATIONS ARE CASH FLOW POSITIVE                 CAPITAL MARKETS TO FUND THE GROWTH OF OUR
         AND OUR ABILITY TO FUND CONTINUING OPERATING                BUSINESS AND CONTINUOUS DEVELOPMENT OF
         LOSSES AND CAPITAL REQUIREMENTS UNTIL                       PROPRIETARY PRODUCTS;
         OPERATIONS ARE GENERATING CASH;


-        OUR ABILITY TO INTEGRATE OUR BUSINESS WITH THE      -       OUR ABILITY TO EXPAND OUR MARKET FOR EXISTING
         BUSINESS OF TELEMATE.NET AND SUBSEQUENT MERGERS             PRODUCTS AND SERVICES;
         AND ACQUISITIONS;

-        TRENDS FOR THE CONTINUED GROWTH OF THE BUSINESSES   -       THE EFFECTS OF OUR ACCOUNTING POLICIES AND
         OF VERSO AND TELEMATE.NET;                                  GENERAL CHANGES IN GENERALLY ACCEPTED
                                                                     ACCOUNTING PRACTICES;

-        OUR ABILITY TO ENHANCE AND DIVERSITY REVENUE AND    -       GENERAL ECONOMIC AND BUSINESS CONDITIONS; AND
         EARNINGS GROWTH;

-        OUR ABILITY TO SUCCESSFULLY MARKET EXISTING         -       OTHER FACTORS DISCLOSED IN THE SECTION OF THIS
         PRODUCTS AND SERVICES, WHICH MAY BE ADVERSELY               DOCUMENT TITLED "RISK FACTORS" AND IN OUR OTHER
         IMPACTED BY COMPETITION;                                    FILINGS WITH THE SECURITIES AND EXCHANGE
                                                                     COMMISSION.

-        OUR ABILITY TO SUCCESSFULLY DEVELOP AND MARKET
         NEW PRODUCTS AND SERVICES;


ALL SUBSEQUENT FORWARD-LOOKING STATEMENTS RELATING TO THE MATTERS DESCRIBED IN THIS DOCUMENT AND ATTRIBUTABLE TO US OR TO PERSONS ACTING ON OUR BEHALF ARE EXPRESSLY QUALIFIED IN THEIR ENTIRETY BY SUCH FACTORS. WE HAVE NO OBLIGATION TO PUBLICLY UPDATE OR REVISE THESE FORWARD-LOOKING STATEMENTS TO REFLECT NEW INFORMATION, FUTURE EVENTS, OR OTHERWISE, EXCEPT AS REQUIRED BY APPLICABLE FEDERAL SECURITIES LAWS, AND WE CAUTION YOU NOT TO PLACE UNDUE RELIANCE ON THESE FORWARD-LOOKING STATEMENTS.

                              ABOUT THIS PROSPECTUS


         This prospectus is part of a registration statement that Verso Technologies, Inc., a Minnesota corporation ("Verso" or "we"), filed with the Securities and Exchange Commission ("SEC") utilizing a "shelf" registration process. Under this shelf process, the selling shareholders may, from time to time, sell the common stock described in this prospectus. We may prepare a prospectus supplement at any time to add, update or change information contained in this prospectus. Except for those instances in which a specific date is referenced, the information in this prospectus is accurate as of October 23, 2001. You should read both this prospectus and any prospectus supplement together with additional information described under the section of this document titled "Where You Can Find More Information."



         We believe that we have included or incorporated by reference all information material to investors in this prospectus, but certain details that may be important for specific investment purposes have not been included. To see more detail, you should read the exhibits filed with or incorporated by reference into this registration statement.


                       WHERE YOU CAN FIND MORE INFORMATION


         We file annual, quarterly and special reports and other information with the SEC. You may read and copy any document we file with the SEC at the SEC's public reference room located at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. Our SEC filings are also available to the public over the Internet at the SEC's web site at http://www.sec.gov.



         The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the following documents we filed with the SEC and our future filings with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended, until all of the securities are sold:


         1. Our Annual Report on Form 10-K for the year ended December 31, 2000, filed with the SEC on March 30, 2001.


         2. Amendments to our Annual Report on Form 10-K on Form 10-K/A for the year ended December 31, 2000, filed with the SEC on April 30, 2001 and October 12, 2001.


         3. The description of our common stock contained in our Registration Statement on Form 8-A (file no. 0-22190), filed with the SEC on August 24, 1993.


         4. Our Current Reports on Form 8-K and Amendments to our Current Reports on Form 8-K/A, filed with the SEC on January 22, 2001; January 25, 2001; February 2, 2001; May 16, 2001; June 5,
                  2001; and August 10, 2001.



         5. Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2001, and June 30, 2001, filed with the SEC on May 15, 2001 and August 14, 2001, respectively.



         6. Amendments to our Quarterly Reports on Form 10-Q on Form 10-Q/A for the quarters ended March 31, 2001 and June 30, 2001, both filed on October 12, 2001.



         7. Our joint proxy statement/prospectus dated October 12, 2001 relating to our proposed merger with Telemate.Net included in our Registration Statement on Form S-4 filed on June 4, 2001, as amended by Amendment No. 1, Amendment No. 2 and Amendment No. 3 thereto, filed with the SEC on August 1, 2001, September 12, 2001 and October 12, 2001, respectively.

You may request a copy of these filings at no cost, by writing or calling us at the following address:

                            Verso Technologies, Inc.
                              400 Galleria Parkway
                                    Suite 300
                             Atlanta, Georgia 30339
                            Attn: Corporate Secretary

You should rely only on the information incorporated by reference or provided in this prospectus and any supplement. We have not authorized anyone else to provide you with different information.

                                  THE COMPANY

         Verso has historically operated as a provider of technology infrastructure solutions, including network performance management systems, operational support system integration, and customer response center services. Verso is currently leveraging its telecommunications and networking expertise to enter the market for next generation communication solutions. With Verso's recent acquisition of NACT Telecommunications, Inc. ("NACT"), Verso is now able to provide integrated, switching solutions for communications service providers that want to develop new packet-based telephony services with PSTN reliability and scalability.



         On May 4, 2001, Verso entered into an agreement to merge with Telemate.Net Software, Inc. ("Telemate.Net"). Verso and Telemate.Net amended this agreement as of June 1, 2001. Under the agreement, Telemate.Net would merge with and into a wholly-owned subsidiary of Verso. Verso has scheduled a meeting of its shareholders for November 16, 2001, to consider and vote upon the merger.

         Verso's headquarters are located at 400 Galleria Parkway, Suite 300, Atlanta, GA 30339 and Verso's telephone number is (678) 589-3500. Verso maintains a worldwide web address at www.verso.com.

IP-BASED TELEPHONY PRODUCTS

         Verso's end-to-end native SS7 capability enables customers to leverage their existing PSTN investments by ensuring carrier-to-carrier interoperability and rich billing features. Verso's complete VoIP migration solutions include state-of-the-art hardware and software, OSS integration, the industry's most widely used applications and expert training and technical support. For the second quarter of 2001, Verso revenue related to the sale of IP-based telephony products was $2.1 million, or 24% of revenue.

Softswitch Migration Platform

         Verso's unique Softswitch Migration Platform is an integrated communications server, media gateway and applications server built for service providers who want to deliver lower cost IP-based voice services today. Verso's "pay as you grow" Platform provides a complete, digital Class 4 switch capable of scaling from 48 ports for small emerging service providers up to 8 million ports for more established providers. Verso's integrated communications suite includes long distance, toll free and calling card applications, providing the most comprehensive and feature rich revenue-generating services available today over a low cost IP-based network infrastructure.

Converged Provisioning and Billing Platform

         Verso's stand-alone provisioning and billing platform is one of the most advanced, yet user-friendly systems in the industry. Verso's system is one of the first platforms to support converged billing, allowing Verso's customers to deliver one bill for all services, regardless of whether their calls were transported via the PSTN or over an IP-based network. Additionally, Verso has built the graphical user interface to support fast, efficient and intuitive provisioning of new services and users. The platform supports the most comprehensive international functionality in the marketplace, including support for 28 languages simultaneous multiple currencies and numbering plans. Finally, the platform is totally customizable to support the customer's unique billing and reporting needs.

TECHNOLOGY CONSULTING SERVICES

Operational Support System (OSS) Integration

         Verso's OSS Integration Services create a virtual bridge between disparate applications, linking a customer's OSS applications and pulling silos of data together in real time, to create a single view of the customer. Using packaged, best-of-breed middleware tools such as IBM MQ Series(TM), Microsoft MSMQ(TM) and Vitria's BusinessWare(R), Verso's OSS experts ensure that the implementation process is both fast and efficient.

         Verso's OSS Integration Services enable customers to:

         - Create greater efficiencies with partners and suppliers,

         - Accelerate speed to market capabilities,

         - Evaluate and control financials,

         - Deliver better customer service,

         - Enhance customer relationships and

         - Improve customer profitability.

NETWORK PERFORMANCE MANAGEMENT INTEGRATION

         Verso's Network Performance Management services open a window to vital network functions, with real time management tools that give a customer more control over its infrastructure and more insight into overall system performance. By enabling a customer to view all of its systems at once, in real time, Verso allows the customer to analyze current system and to predict future performance and service capacity using fault and event management, element management and integration, performance and service level reporting and automated network alarm notification.

         Verso's Network Performance Management solutions help customers by:

         - Enhance network performance and improved business productivity,

         - Improve operational support staff productivity,

         - Reduce operation support and personnel costs and

         - Ensure proactive operational support response.

Customer Response Center Services

         Verso's technical support team delivers first call support for a customer's network engineers and operational support team. Verso offers technical support from systems experts who understand the hardware and software products that support customers' next generation network. Based on the customer's specific business goals, Verso's flexible and cost-effective programs can be designed to support a variety of needs, from short-term system upgrades to long-term help desk outsourcing and ongoing product support.

         Verso's Technical Support Services include:

         - 7 X 24 Help Desk Outsourcing,

         - Tier I, II or III product support,

         - On-site Deployment Services,

         - Hardware & Software orientation for management and

         - Project Management Resources.

         For the second quarter of 2001, Verso revenue related to professional services was $5.2 million, or 58% of revenue. The remaining 18% of second quarter revenue was primarily derived from non-core business lines, which Verso has since terminated.

CLIENTS

         Currently, Verso has over 2,000 clients from a diverse group of industries including communications, hospitality, financial services, retail, education, manufacturing and healthcare. Over 150 current clients are customers of Verso's IP telephony solutions, which, as a result of Verso's acquisition of NACT, has become Verso's core offering. Verso's IP telephony customers consist primarily of wholesale and retail telecommunication providers seeking to develop new packet-based telephony services with PSTN reliability and scalability.

                              RECENT DEVELOPMENTS

         On July 27, 2001, Verso purchased from WA Telcom Products Co., Inc. ("WA Telcom") all of the outstanding capital stock of NACT for an aggregate purchase price of approximately $19,500,000, subject to adjustment, pursuant to a Stock Purchase Agreement dated June 4, 2001, between Verso and WA Telcom. NACT is a provider of advanced telecommunications switching platforms with integrated applications software and network telecommunications capabilities.


         The purchase price is payable in two installments. On July 27, 2001, Verso paid the first installment of the purchase price totaling $14,160,170. On March 31, 2002, Verso will pay WA Telcom the remainder of the purchase price totaling $5,339,830, less any amounts, not in excess of $1,350,000, owed to Verso by WA Telcom pursuant to the indemnification provisions of the NACT purchase agreement.


         In addition to payment of the purchase price, within ten days after the date on which Verso files Verso's annual report for the fiscal year ending December 31, 2001, with the SEC, but in no event later than April 15, 2002, Verso will pay WA Telcom contingent consideration of $2,437,500, if NACT'S gross revenues for the year ending December 31, 2001, equal or exceed $34.0 million. The contingent consideration is also subject to adjustment as described in the NACT purchase agreement.


         The NACT purchase agreement contains representations, warranties and agreements customary for transactions similar to the NACT stock purchase and also includes indemnification provisions whereby each party thereto is obligated to indemnify the other for breaches of or inaccuracies in the representations and warranties set forth therein. NACT and WA Telcom have also agreed to share equally the fees, costs, expenses and damages specified in the NACT purchase agreement that may be incurred in connection with litigation involving NACT that is described in the NACT purchase agreement.

         At the time Verso acquired NACT, WA Telcom was operating as a debtor in possession under Chapter 11 of the United States Bankruptcy Code. The NACT stock purchase was approved by the United States Bankruptcy Court for the Northern District of Illinois, Eastern Division, through the entry of an order.


         Verso financed the first installment of the NACT stock purchase price through the sale of shares of Verso preferred stock Series B, par value $20.00 per share, to Telemate.Net pursuant to a Series B Stock Purchase Agreement entered into between Verso and Telemate.Net on May 4, 2001, as amended. On July 27, 2001, pursuant to the Series B purchase agreement, Telemate.Net purchased 750,000 shares of Verso preferred stock Series B for $15.0 million.

         On July 25, 2001, Verso filed with the Secretary of State of the State of Minnesota a Certificate of Adoption of Resolutions to Establish Preferred Stock Series B, which certificate designated the preferred stock Series B. Telemate.Net is entitled in respect of each share of preferred stock Series B to:


         - receive cumulative dividends at a rate of 10% of the par value of the preferred stock Series B per annum through December 31, 2001 and 15% of the par value of the preferred stock Series B per annum after December 31, 2001;

         - receive a liquidation preference, payable out of Verso's assets before any payment is made to holders of Verso common stock or any other class of Verso capital stock, equal to $20.00 per share if Verso liquidates or dissolves prior to December 31, 2001, and $25.00 per share if Verso liquidates or dissolves after December 31, 2001;

         - receive $20.00 per share if Verso exercises its right to redeem all of the outstanding shares of preferred stock Series B prior to December 31, 2001, and $25.00 per share if Telemate.Net exercises its right to cause Verso to redeem the outstanding shares of preferred stock Series B after December 31, 2001; and

         - convert, at Telemate.Net's option (subject to the limitations set forth in the designations with respect to the preferred stock Series B filed with the Certificate of Adoption discussed above), each share of preferred stock Series B into approximately 13 shares of Verso common stock.


         Upon consummation of the NACT stock purchase, Verso granted a second-priority security interest in the capital stock of NACT to Telemate.Net to secure Verso's obligation to redeem, under the circumstances set forth in the designations with respect to the Series B preferred stock filed with the Certificate of Adoption discussed above, the shares of preferred stock Series B held by Telemate.Net.



         If Telemate.Net's shares of Verso preferred stock Series B remain outstanding after December 31, 2001, then Telemate.Net will have the right to require Verso to register with the SEC any shares of Verso common stock issuable upon the conversion of the shares of preferred stock Series B.



         If the Telemate.Net merger is completed, then the preferred stock Series B will be retired and will no longer be outstanding.


                                  RISK FACTORS

You should carefully consider the following risk factors as well as other information included in this document. If any of the following risks or uncertainties actually occur, our business, financial condition and results of operations could be materially adversely affected. In that event, the trading price of our common stock could decline.

RISKS RELATED TO OUR BUSINESS

WE HAVE A HISTORY OF LOSSES AND MAY NOT BE PROFITABLE IN THE FUTURE.


         We have a history of net losses, including net losses of $31.6 million for the six months ended June 30, 2001, $55.5 million for the 2000 fiscal year and $9.8 million for the 1999 fiscal year. As of June 30, 2001, we had an accumulated deficit of $228.3 million. Further, developing the business strategy of the combined company and expanding its services after the Telemate.Net merger will require significant additional capital and other expenditures. Accordingly, if we are not able to generate sufficient revenue, we will continue to generate net losses in the future, and we may never become profitable.

WE MAY BE UNABLE TO MEET OUR FUTURE WORKING CAPITAL REQUIREMENTS.

         Our business strategy calls for growth internally as well as through acquisitions. This growth will require investment in personnel and infrastructure, which in turn will require additional financing. Additional financing may not be available to us on favorable terms or at all. If adequate funds are not available on acceptable terms, we may not be able to continue to expand our business operations. This in turn could harm our business, results of operations and financial condition. In addition, if we raise additional funds through the issuance of equity or convertible debt securities, the percentage of ownership of our existing shareholders will be reduced, and any new securities could have rights, preferences and privileges senior to those of our common stock. Furthermore, if we raise capital or acquire businesses by incurring indebtedness, we will become subject to the risks associated with indebtedness, including interest rate fluctuations and any financial or other covenants that our lender may require.

THE PRICE OF OUR COMMON STOCK HAS BEEN VOLATILE.


         The stock market in general, and the market for technology and Internet-related companies in particular, has recently experienced extreme volatility that has often been unrelated to the operating performance of particular companies. During the year ended December 31, 2000, the per share closing price of our common stock on The NASDAQ National Market fluctuated from a high of $19.75 to a low of $1.06, and since January 1, 2001, the per share closing price of our common stock has fluctuated from a high of $2.03 to a low of $0.50. We believe that the volatility of our stock price does not necessarily relate to our performance and is broadly consistent with volatility experienced in our industry. Fluctuations may occur, among other reasons, in response to:


         -        operating results;

         -        announcements by competitors;

         -        regulatory changes;

         -        economic changes;

         -        market valuation of technology firms; and

         -        general market conditions.

         In addition, in order to respond to competitive developments, we may from time to time make pricing, service or marketing decisions that could harm our business. Also, our operating results in one or more future quarters may fall below the expectations of securities analysts and investors. In either case, the trading price our common stock would likely decline.


         The trading price of our common stock could continue to be subject to wide fluctuations after the Telemate.Net merger in response to these or other factors, many of which are beyond our control. If the market price of our common stock decreases, shareholders may not be able to sell their shares of common stock at a profit.



IF THE TELEMATE.NET MERGER DOES NOT OCCUR BEFORE DECEMBER 31, 2001, THEN WE MAY BE REQUIRED TO REDEEM THE PREFERRED STOCK SERIES B HELD BY TELEMATE.NET FOR A SUBSTANTIAL CASH AMOUNT.

         After December 31, 2001, Telemate.Net has the right to cause us to redeem the preferred stock Series B held by Telemate.Net for $18,750,000, which is a 25% premium to the original amount paid by Telemate.Net for such shares, plus accrued and unpaid dividends. Our obligation to redeem such shares is secured by a second-priority security interest held by Telemate.Net in the capital stock of NACT, which may allow Telemate.Net to acquire ownership of NACT if we do not satisfy our redemption obligation. Furthermore, if the preferred stock Series B has not been fully redeemed on or before December 31, 2001, then neither we nor our subsidiaries may issue or sell, without Telemate.Net's prior written consent, any equity securities, or debt securities with equity features, that rank senior to the preferred stock Series B. If Telemate.Net exercises its right to cause us to redeem the preferred stock Series B, then we would be required to pay Telemate.Net $18,750,000, plus accrued and unpaid dividends on the preferred stock Series B. The payment of this amount by us, or our failure or inability to pay such amount, would have an adverse effect on our business, results of operations and financial condition.

         If the Telemate.Net merger occurs prior to December 31, 2001, then we will cause the shares of the preferred stock Series B held by Telemate.Net, which will then be our wholly-owned subsidiary, to be retired without payment.


WE MAY NOT BE ABLE TO DELIVER OUR SERVICES IF THIRD PARTIES DO NOT PROVIDE US WITH KEY COMPONENTS OF OUR INFRASTRUCTURE.


         If any of our significant software vendors stop making their products available to us or choose to compete against us, our business would be harmed. Moreover, our success depends upon the continued popularity of the product offerings of these vendors and on our ability to establish relationships with new vendors in the future. If we are unable to obtain packaged applications from these or comparable vendors or if our vendors choose to compete with us or the popularity of their products declines, our ability to customize, implement or host packaged software applications may be adversely affected.

OUR GROWTH COULD BE LIMITED IF WE ARE UNABLE TO ATTRACT AND RETAIN QUALIFIED PERSONNEL.


         We believe that our success depends largely on our ability to attract and retain highly skilled and qualified technical, managerial and marketing personnel. Competition for this personnel in the information technology services industry is intense. Workforce reductions by us during 2000 and early 2001 may adversely affect our ability to retain our current employees and recruit new employees. The inability to hire or retain qualified personnel could hinder our ability to implement our business strategy and harm our business.


THE MARKETS WE SERVE ARE HIGHLY COMPETITIVE AND MANY OF OUR COMPETITORS HAVE MUCH GREATER RESOURCES.


         Competition in the information technology services industry is intense and is expected to increase. Many of our competitors have substantially greater financial, technical and marketing resources, larger customer bases, longer operating histories, greater name recognition and more established relationships in the industry than we do. Additionally, there are relatively few barriers to entry in our business that would prevent new competitors from entering our industry. We may not be able to compete effectively and, if we do not, our financial condition and results of operations will be materially and adversely affected. Also, although the trend is moving toward outsourcing, most of our current clients, and the combined company's prospective clients, have internal operations departments and could choose to satisfy their network management needs through internal resources rather than by outsourcing them to third-party service providers such as ourselves. The decision by clients or prospective clients to rely on their own operations departments could have a material adverse affect on our business, results of operations and financial position.


OUR SUCCESS DEPENDS ON OUR ABILITY TO KEEP UP WITH RAPID TECHNOLOGICAL DEVELOPMENTS AND EVOLVING INDUSTRY STANDARDS.

         The Internet is characterized by rapidly changing technology, evolving industry standards, and frequent new service and product announcements, introductions and enhancements. Our future success will depend on our ability to adapt our services to rapidly changing technologies and evolving industry standards, to continually improve the performance, features and reliability of our services and to ensure the continued compatibility of our services with products, services and architectures offered by various vendors or any prevailing standard. If we do not keep up with those changes, our business may suffer.

INTELLECTUAL PROPERTY INFRINGEMENT CLAIMS AGAINST US, EVEN WITHOUT MERIT, COULD REQUIRE US TO ENTER INTO COSTLY LICENSES OR DEPRIVE US OF THE TECHNOLOGY WE NEED.

         Our industry is technology intensive. As the number of software products in our target markets increases and the functionality of these products further overlap, third parties may claim that the technology we develop or license infringes their proprietary rights. Any infringement claims, even without merit, could require us to pay damages or settlement amounts or could require us to develop non-infringing technology or enter into costly royalty or licensing agreements to avoid service implementation delays. Any litigation or potential litigation could result in product delays, increased costs or both. In addition, the cost of litigation and resulting distraction of our management resources could adversely affect our results of operations. If successful, a claim of product infringement could deprive us of the technology we need altogether.

FAILURE TO PROTECT OUR INTELLECTUAL PROPERTY RIGHTS COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS.


         Our success depends in part upon the protection of our proprietary application software and hardware products. We have taken steps that we believe are adequate to establish, protect and enforce our intellectual property rights. We cannot assure you that our efforts to safeguard and maintain our proprietary rights will be adequate. Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy or otherwise to use our products or technology.


         Furthermore, the laws of many foreign countries in which we do business, or may do business after the Telemate.Net merger, do not protect intellectual property rights to the same extent or in the same manner as do the laws of the United States. Although we have implemented and will continue to implement protective measures in those countries, these efforts may also not be successful. Additionally, even if our U.S. and international efforts are successful, our competitors may independently develop non-infringing technologies that are substantially similar or superior to our technologies.


IF OUR SOFTWARE CONTAINS DEFECTS, OUR SALES ARE LIKELY TO SUFFER AND WE MAY BE EXPOSED TO LEGAL CLAIMS.

         Our business strategy calls for the development of new products and product enhancements which may from time to time contain defects or result in failures that we did not detect or anticipate when introducing such products or enhancements to the market. In addition, the computer and Internet environments in which our products are used are characterized by a wide variety of standard and non-standard configurations and by errors, failures and bugs in third-party platforms that can impede proper operation of our products. Despite our testing, defects may still be discovered in some new products or enhancements after the products or enhancements are delivered to customers. The occurrence of these defects could result in:

         -        product returns;

         -        adverse publicity;

         -        loss of or delays in market acceptance of our products;

         -        delays or cessation of service to our customers; and

         -        legal claims by customers against us.

         To the extent that contractual provisions that limit our exposure to legal claims are unenforceable or such claims are not covered by insurance, a successful products liability claim could have a material adverse effect on our business, results of operations and financial condition.

THE LOW PRICE OF OUR COMMON STOCK COULD RESULT IN ITS DELISTING FROM THE NASDAQ NATIONAL MARKET.


         Our common stock is currently quoted on The NASDAQ National Market. We must satisfy Nasdaq's minimum listing maintenance requirements to maintain our listing on The NASDAQ National Market. Nasdaq listing maintenance requirements include a series of financial tests relating to net tangible assets, public float, number of market makers and shareholders, market capitalization, and maintaining a minimum bid price of $1.00 for shares of our common stock. The minimum bid price of our common stock has recently dropped to under $1.00 per share and has remained below $1.00 for more than 30 consecutive trading days. Ordinarily, if the minimum bid price of our common stock were to remain below $1.00 for 30 consecutive trading days, or if we are unable to continue to meet Nasdaq's standards for any other reason, Nasdaq would notify us that our common stock could be delisted from The NASDAQ National Market. However, a moratorium was placed on the minimum bid requirement, as well as the public float requirement, in September 2001. As a result of this moratorium, these two requirements have been suspended until January 1, 2002, at which time the counting of the 30-day period will start over at zero with respect to any deficiencies existing on or before such date.



         If our common stock is delisted from The NASDAQ National Market, our common stock would trade on either The NASDAQ SmallCap Market or on the Over-the-Counter Bulletin Board, both of which are viewed by most investors as less desirable and less liquid marketplaces. Thus, delisting from The NASDAQ National Market could make trading our shares more difficult for investors, leading to further declines in share price. It would also make it more difficult for us to raise additional capital and execute our acquisition strategy. In addition, we would incur additional costs under state blue sky laws to sell equity if our common stock is delisted from The NASDAQ National Market.

RISKS RELATED TO OUR BUSINESS AFTER THE TELEMATE.NET MERGER

HISTORICALLY LOW TRADING VOLUME IN VERSO AND TELEMATE.NET COMMON STOCK MAY AFFECT SHAREHOLDER LIQUIDITY.


         The trading volume of Verso common stock and Telemate.Net common stock on The NASDAQ National Market has been low historically. In the Telemate.Net merger, Verso will be issuing approximately 24.6 million shares of Verso common stock to Telemate.Net shareholders. After the Telemate.Net merger, approximately
76.4 million shares of Verso common stock will be issued and outstanding. However, there can be no assurance that the increased "float" will allow shareholders to sell shares of Verso common stock at the times and at the prices they desire.


WE MAY BE UNABLE TO SUCCESSFULLY INTEGRATE OUR OPERATIONS.

         The Telemate.Net merger involves the integration of two companies that have previously operated independently. The challenges of combining the companies' operations include integrating personnel with diverse business backgrounds and combining different corporate cultures. The process of integrating operations could cause an interruption of, or loss of momentum in, the activities of one or more of the combined company's businesses and the loss of key personnel. The diversion of management's attention and any delays or difficulties encountered in connection with the Telemate.Net merger and the integration of the two companies' operations could have an adverse effect on the business, results of operations and financial condition of the combined company.

WE WILL INCUR SIGNIFICANT MERGER-RELATED AND INTEGRATION-RELATED EXPENSES.


         A one-time cash expenditure for merger-related transaction costs will be capitalized in the quarter in which the Telemate.Net merger is consummated. The merger-related transaction costs will consist principally of charges related to investment banking fees, professional services, registration and other regulatory costs of approximately $1.5 million. In addition, we expect to incur pre-tax charges to operations to reflect costs associated with combining the operations of the two companies. These charges will be determined and recorded after the Telemate.Net merger. Additional unanticipated expenses may be incurred in the integration of our businesses. Although we expect that the elimination of duplicative expenses as well as the realization of other efficiencies related to the integration of the businesses may result in cost savings, we cannot assure you that these benefits will be achieved in the near term or at all.


TELEMATE.NET HAS A HISTORY OF LOSSES, AND THE COMBINED COMPANY MAY NOT BE PROFITABLE IN THE FUTURE.


         Telemate.Net has a history of net losses. Telemate.Net had net losses of $7.9 million for the six months ended June 30, 2001, $15.2 million for the 2000 fiscal year and approximately $4.4 million for the 1999 fiscal year. As of June 30, 2001, Telemate.Net had an accumulated deficit of $34.0 million. Further, developing the business strategy of the combined company and expanding its services will require significant additional capital and other expenditures. Accordingly, if the combined company is not able to generate sufficient revenue, it will continue to generate net losses in the future, and it may never become profitable.


TELEMATE.NET HAS RECENTLY ADOPTED A NEW AND UNPROVEN BUSINESS MODEL AND IS DEPENDING ON THE SUCCESSFUL RELEASE OF ITS WEBFILTER PRODUCT.

         In May 2001, Telemate.Net significantly scaled back operations in an effort to preserve cash and accelerate profitability. The adoption of this new and unproven business model imposes upon the combined company many of the risks inherent in a company with a limited operating history. These risks include the failure of the new business model to allow the combined company to retain existing customers, attract new customers, and maintain customer satisfaction with its products.

         In addition, Telemate.Net released for general availability its new WebFilter product in June 2001. Telemate.Net and the combined company are depending on WebFilter to contribute significantly to future revenues. However, with any new product there are significant factors which may impact future revenues, including:

         -        unexpected delays in the introduction of the product;

         -        our ability to develop relationships with distributors;

         -        market acceptance of the product; and

         -        unexpected problems with the product.

         Because of these and additional risks, both known and unknown, we cannot be certain that future revenues generated by this product will meet expectations. Failure of these revenues to develop or the failure of Telemate.Net's new business model to preserve cash and accelerate profitability would have a material adverse effect on the combined company's business, results of operations and financial condition.

INTELLECTUAL PROPERTY INFRINGEMENT CLAIMS AGAINST TELEMATE.NET, EVEN WITHOUT MERIT, COULD REQUIRE THE COMBINED COMPANY TO ENTER INTO COSTLY LICENSES OR DEPRIVE US OF THE TECHNOLOGY WE NEED.

         Telemate.Net recently received a letter from a competitor alleging that Telemate.Net has infringed on its patent rights. Telemate.Net has done a preliminary assessment of such claim and does not believe that it is infringing the competitor's patent; however, any infringement claims, even without merit, could require us to pay damages or settlement amounts or could require us to develop non-infringing technology or enter into costly royalty or licensing agreements to avoid service implementation delays. Any litigation or potential litigation could result in product delays, increased costs or both. In addition, the cost of litigation and resulting distraction of our management resources could adversely affect our results of operations. If successful, a claim of product infringement could deprive us of the technology we need altogether.


RISKS RELATED TO NACT


WE INTEND TO LEVERAGE THE STRENGTHS OF BOTH VERSO AND NACT TO ENTER THE MARKET FOR SOFTSWITCH-BASED SOLUTIONS. THIS MARKET IS HIGHLY COMPETITIVE, AND WE MAY NOT BE ABLE TO SUCCESSFULLY COMPETE.


         We believe there is a significant growth opportunity in providing softswitch-based solutions to communications service providers. We believe that, with the acquisition of NACT, we will be well positioned to succeed in leveraging this opportunity based on its current core competencies in developing solutions for communication service providers. However, because of the intense competition in the market and the recent introduction of this technology, there can be no assurance that we will succeed in this evolving marketplace. Although we intend to penetrate a niche market within the network convergence technologies sector, we may be unsuccessful in competing against larger competitors in the market who have greater financial, operating and human resources and possess greater experience in this marketplace than we do.

OUR SUCCESS WILL DEPEND IN PART ON THE DEPLOYMENT BY NACT OF ITS VOICE OVER INTERNET PROTOCOL (VOIP) PRODUCT, WHICH IS SCHEDULED FOR RELEASE IN 2001.


         We believe that NACT's VoIP product has significant revenue potential. Delays in deployment of this product or lack of acceptance of the VoIP product in the marketplace after its deployment could have an adverse effect on our business, results of operations and financial condition.


THE PROPRIETARY RIGHTS TO THE VOIP PRODUCT MAY NOT BE ADEQUATELY PROTECTED AGAINST INFRINGEMENT.

         NACT has pending several patent applications related to its VoIP product. There can be no assurance that these patents will be issued. Even if these patents are issued, the limited legal protection afforded by patent, trademark, trade secret and copyright laws may not be sufficient to protect our proprietary rights to the VoIP product.

NACT MAY BE OBLIGATED TO INDEMNIFY CUSTOMERS WHO PURCHASED NACT EQUIPMENT USED TO PROVIDE PRE-PAID CALLING CARD SERVICES AGAINST CLAIMS OF PATENT INFRINGEMENT.


         NACT has settled a claim against it which alleged patent infringement related to its equipment used to provide pre-paid calling card services. When NACT sold this equipment to its customers, NACT agreed to indemnify the customers from claims made against them by third parties for patent infringement related to such equipment. The terms of the settlement of the patent infringement claim against NACT did not eliminate NACT's indemnification obligation to its customers. If NACT is required to make any payments in respect of its indemnification obligations, it could have an adverse effect on our business, results of operations and financial condition.


WE MAY BE UNABLE TO SUCCESSFULLY INTEGRATE NACT'S OPERATIONS WITH OUR
OPERATIONS.


         Our acquisition of NACT involves the integration of two companies that have previously operated independently. The challenges of integrating NACT's operations with our operations include integrating personnel with diverse business backgrounds and combining different corporate cultures. The process of integrating these operations could cause an interruption of, or loss of momentum in, the activities of one or more of the combined company's businesses and loss of key personnel. The diversion of management's attention and any delays or difficulties encountered in connection with our integration of NACT's operations could have a material adverse effect on our business, results of operations and financial condition.

                              SELLING SHAREHOLDERS


         The selling shareholders may use this prospectus for the resale of shares of our common stock being registered hereunder, although no selling shareholder is obligated to sell any such shares. Of the 1,040,141 shares of common stock offered by this prospectus, 1,028,712 shares are issuable upon exercise of certain warrants. The selling shareholders who hold warrants are not required to exercise the warrants for shares of common stock. None of the selling shareholders is an affiliate of Verso.

         The following table sets forth certain information regarding the selling shareholders and the shares of common stock beneficially owned by each of them. All information contained in the table is as of October 23, 2001. We are not able to estimate the amount of shares that will be held by the selling shareholders after the completion of this offering because those selling shareholders may offer all or some of the shares and because there currently are no agreements, arrangements or understandings with respect to the sale of any of their shares. The following table assumes that all of the shares being registered will be sold.



                                                                                            Shares Beneficially
                                                                                                Owned After
                                          Shares of Common                                     Completion of
                                         Stock Beneficially         Number of               the Offering (2)(3)
                                         Owned Prior to the           Shares               -----------------------
         Selling Shareholder                Offering (1)          Being Offered             Number         Percent
         -------------------                ------------          -------------            ---------       -------
Bay Harbor Investments, Inc.                 654,981(4)              472,689(5)             182,292           *

Strong River Investments, Inc.               834,981(6)              472,689(7)             362,292           *

PNC Bank, National Association                83,334(8)               83,334                      0           0

Jaffe, Raitt, Heuer & Weiss, P.C.(9)          11,429                  11,429                      0           0

                TOTAL                      1,584,725               1,040,141                544,584           1.1%


*        Less than 1% of the outstanding shares of common stock.


(1) The number set forth in this column is the number of shares of common stock held by each such selling shareholder or the number of shares of common stock that would be received upon an exercise of warrants held by each such selling shareholder that are exercisable within sixty
         (60) days of the date of this prospectus.


(2) Assumes that all shares of common stock being offered and registered hereunder are sold, although no selling shareholder is obligated to sell any such shares.


(3) Based upon 51,748,415 shares of common stock outstanding as of September 19, 2001.



(4) Represents 654,981 shares of common stock issuable upon the exercise of warrants.



(5) Represents 472,689 shares of common stock issuable upon the exercise of a warrant that was issued pursuant to the Purchase Agreement dated January 18, 2001, and amended on January 23, 2001 and January 25, 2001, by and among Verso, Strong River Investments, Inc. and Bay Harbor Investments, Inc. (the "Purchase Agreement"). This warrant (a) has an exercise price of $2.00 per share of underlying common stock, subject to adjustment as described in the warrant; (b) may be exercised on a cashless basis if a registration statement covering the resale of the shares of common stock underlying this warrant has not been declared effective by October 30, 2001; (c) may be redeemed for $.05 per share of underlying common stock at any time, in whole or in part, at Verso's option if the closing bid price of the common stock exceeds $4.00 per share for fifteen consecutive trading days immediately preceding the date Verso gives the holder of this warrant notice of such redemption; and (d) is exercisable by the holder of this warrant through January 30, 2006.


(6) Represents 834,981 shares of common stock issuable upon the exercise of warrants.


(7) Represents 472,689 shares of common stock issuable upon the exercise of a warrant that was issued pursuant to the Purchase Agreement. This warrant (a) has an exercise price of $2.00 per share of underlying common stock, subject to adjustment as described in the warrant; (b) may be exercised on a cashless basis if a registration statement covering the resale of the shares of common stock underlying this warrant has not been declared effective by October 30, 2001; (c) may be redeemed for $.05 per share of underlying common stock at any time, in whole or in part, at Verso's option if the closing bid price of the common stock exceeds $4.00 per share for fifteen consecutive trading days immediately preceding the date Verso gives the holder of this warrant notice of such redemption; and (d) is exercisable by the holder of this warrant through January 30, 2006.



(8) Represents 83,334 shares of common stock issuable upon the exercise of a warrant. This warrant is evidenced by the Warrant Agreement between Verso and PNC Bank, National Association dated January 30, 2001 (the "Warrant Agreement"). This warrant has an exercise price of $1.50 per share of underlying common stock, subject to adjustment as described in the Warrant Agreement, and is exercisable by the holder of this warrant through January 30, 2006. PNC Bank, National Association is Verso's primary lender pursuant to that certain Revolving Credit and Security Agreement dated May 15, 2001, as amended from time to time, among PNC Bank, National Association, Verso and certain of Verso's subsidiaries.



(9) From time to time Jaffe, Raitt, Heuer & Weiss, P.C. has served as outside legal counsel to Verso.

This prospectus also covers any additional shares of common stock that become issuable in connection with the shares being registered by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration which results in an increase in the number of our outstanding shares of common stock.

                                 USE OF PROCEEDS

         We will not receive any of the proceeds of any sale by the selling shareholders.

                              PLAN OF DISTRIBUTION

         The selling shareholders and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling shareholders may use any one or more of the following methods when selling shares:

- ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

- block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

- purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

- an exchange distribution in accordance with the rules of the applicable exchange;

-        privately negotiated transactions;

-        short sales;

- broker-dealers may agree with the selling shareholders to sell a specified number of such shares at a stipulated price per share;

-        a combination of any such methods of sale; and

-        any other method permitted pursuant to applicable law.


         The selling shareholders may also sell shares under Rule 144 under the Securities Act of 1933, as amended (the "Securities Act"), if available, rather than under this prospectus.


         The selling shareholders may also engage in short sales against the box, puts and calls and other transactions in our securities or derivatives of our securities and may sell or deliver shares in connection with these trades. The selling shareholders may pledge their shares to their brokers under the margin provisions of customer agreements. If a selling shareholder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares.

         Broker-dealers engaged by the selling shareholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling shareholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling shareholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

         The selling shareholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.


         Verso is required to pay all fees and expenses incident to the registration of the shares, including fees and disbursements of counsel to certain of the selling shareholders. Verso has agreed to indemnify the selling shareholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

                                  LEGAL MATTERS

         The legality of the common stock offered hereby will be passed upon by Rogers & Hardin LLP, Atlanta, Georgia. As of the date hereof, certain partners of Rogers & Hardin LLP beneficially own approximately 210,000 shares of Verso common stock.


                                     EXPERTS

         The consolidated financial statements of Verso Technologies, Inc. and subsidiaries as of December 31, 2000, and for the year then ended, have been incorporated by reference in this registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

         The consolidated financial statements of Verso Technologies, Inc. and subsidiaries (formerly Eltrax Systems, Inc.) at December 31, 1999, and for the two years then ended, have been incorporated by reference in this registration statement in reliance upon the report of PricewaterhouseCoopers LLP, independent certified public accountants, incorporated by reference herein, given on the authority of that firm as experts in auditing and accounting.

         The audited consolidated statements of operations, shareholders' equity and cash flows of Sulcus Hospitality Technologies Corp. for the year ended December 31, 1998 (not presented separately in the Verso financial statements), have been incorporated by reference in this registration statement in reliance upon the report of Crowe, Chizek and Company LLP, independent certified public accountants, incorporated by reference herein, given on the authority of that firm as experts in auditing and accounting.

         The financial statements of Telemate.Net Software, Inc. as of December 31, 2000 and 1999 and for each of the years in the three-year period ended December 31, 2000, have been incorporated by reference in this registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

         The consolidated financial statements of Cereus Technology Partners, Inc. and subsidiaries at December 31, 1999 and for the year ended December 31, 1999 have been incorporated by reference in this registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

         The consolidated financial statements of Cereus Technology Partners, Inc. and subsidiaries at December 31, 1998 and for the year ended December 31, 1998 have been incorporated by reference in this registration statement in reliance upon the report of Moore Stephens Frost, PLC, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

         The financial statements of MessageClick, Inc. at December 31, 1999, and for the two years then ended, have been incorporated by reference in this registration statement in reliance upon the report of PricewaterhouseCoopers LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of that firm as experts in accounting and auditing.

================================================================================

No dealer, salesperson or other individual has been authorized to give any information or to make any representations not contained or incorporated by reference in this prospectus in connection with any offering to be made by the prospectus. If given or made, such information or representations must not be relied upon as having been authorized by Verso. This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, the Securities, in any jurisdiction where, or to any person to whom, it is unlawful to make such offer or solicitation. Neither the delivery of this prospectus nor any offer or sale made hereunder shall, under any circumstance, create an implication that there has been no change in the facts set forth in this prospectus or in the affairs of Verso since the date hereof.


                     TABLE OF CONTENTS

                        PROSPECTUS

                                                               Page
                                                               ----

ABOUT THIS PROSPECTUS ......................................      3
WHERE YOU CAN FIND MORE INFORMATION ........................      3
THE COMPANY ................................................      5
RECENT DEVELOPMENTS.........................................      6
RISK FACTORS ...............................................      7
SELLING SHAREHOLDERS .......................................     14
USE OF PROCEEDS ............................................     15
PLAN OF DISTRIBUTION .......................................     15
LEGAL MATTERS ..............................................     16
EXPERTS ....................................................     16

================================================================================

================================================================================




                                1,040,141 SHARES







                            VERSO TECHNOLOGIES, INC.







                                  COMMON STOCK

                                 --------------


                                   PROSPECTUS


                                 --------------









                               October 23, 2001


================================================================================

                                     Part II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The following table sets forth the estimated expenses to be incurred in connection with the issuance and distribution of the securities being registered.


         Registration Fee .......................     $    278
         Legal Fees and Expenses ................        5,000
         Accounting Fees and Expenses ...........        5,000
         Miscellaneous ..........................        1,722
                                                      ========
         Total ..................................     $ 12,000
                                                      ========



ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Article V of Verso's Amended and Restated Articles of Incorporation limits the liability of its directors to the fullest extent permitted by the Minnesota Business Corporation Act (the "MBCA"). Specifically, directors of Verso will not be personally liable for monetary damages for breach of fiduciary duty as directors, except liability for (i) any breach of the duty of loyalty to Verso or its shareholders, (ii) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) dividends or other distributions of corporate assets that are in contravention of certain statutory or contractual restrictions, (iv) violations of certain Minnesota securities laws, or (v) any transaction from which the director derives an improper personal benefit.

         Article IV of Verso's Amended and Restated Articles of Incorporation gives Verso the power and authority to provide indemnification to officers, directors, employees and agents of Verso to the fullest extent permissible under the MBCA. Section 302A.521 of the MBCA requires that Verso indemnify any director, officer or employee made or threatened to be made a party to a proceeding, by reason of the former or present official capacity of the person, against judgments, penalties, fines, settlements and reasonable expenses incurred in connection with the proceeding if certain statutory standards are met. "Proceeding" means a threatened, pending or completed civil, criminal, administrative, arbitration or investigative proceeding, including a derivative action in the name of Verso. Reference is made to the detailed terms of Section 302A.521 of the MBCA for a complete statement of such indemnification rights.

         Article VII of Verso's Restated Bylaws provides that Verso shall indemnify such persons, for such expenses and liabilities, in such manner, under such circumstances, and to such extent, as permitted by the MBCA, as now enacted or hereafter amended, provided that a determination is made in each case, in the manner required by such statute, that the person seeking indemnification is eligible therefor.

         Verso maintains directors' and officers' liability insurance, including a reimbursement policy in favor of Verso.

ITEM 16. EXHIBITS

         See Index to Exhibits.

ITEM 17. UNDERTAKINGS

         The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table set forth in this registration statement; and

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

         provided, however, that subparagraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the Securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the Securities being registered which remain unsold at the termination of the offering.

         The undersigned registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 15 above or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted against the registrant by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on October 23, 2001.



                                     VERSO TECHNOLOGIES, INC.,
                                     a Minnesota corporation


                                     By:      /s/ Steven A. Odom
                                              ----------------------------------
                                              Steven A. Odom
                                              Chairman of the Board and Chief
                                              Executive Officer






         Pursuant to the requirements of the Securities Act of 1933, this Amendment to the Registration Statement has been signed by the following persons in the capacities and on the date indicated.



             NAME                              TITLE                                 DATE
             ----                              -----                                 ----

/s/ Steven A. Odom                 Chairman of the Board and Chief                October 23, 2001
-------------------------------    Executive Officer
Steven A. Odom

/s/ Juliet M. Reising              Executive Vice President, Chief                October 23, 2001
-------------------------------    Financial Officer (Principal
Juliet M. Reising                  Financial Officer and Principal
                                   Accounting Officer) and Director

/s/ James M. Logsdon               President, Chief Operating Officer             October 23, 2001
-------------------------------    and Director
James M. Logsdon

              *                    Director                                       October 23, 2001
-------------------------------
Max E. Bobbitt

              *                    Director                                       October 23, 2001
-------------------------------
Joseph R. Wright, Jr.

              *                    Director                                       October 23, 2001
-------------------------------
Amy L. Newmark

              *                    Director                                       October 23, 2001
-------------------------------
Gary H. Heck

              *                    Director                                       October 23, 2001
-------------------------------
Stephen E. Raville


* By: /s/ Juliet M. Reising
      -------------------------
          Juliet M. Reising
          Attorney-In-Fact

                                                             INDEX TO EXHIBITS

ITEM                                  ITEM                                                   METHOD OF FILING
----                                  ----                                                   ----------------

2.1        Agreement and Plan of Merger dated as of May 4, 2001 among      Incorporated by reference to Appendix A to the
           the Registrant, Titan Acquiring Sub, Inc. and Telemate.Net      Registrant's Registration Statement on Form S-4
           Software, Inc.                                                  filed June 4, 2001 (File No. 333-62262).

2.2        First Amendment to Agreement and Plan of Merger dated as of     Incorporated by reference to Appendix A-1 to the
           June 1, 2001 among the Registrant, Titan Acquiring Sub, Inc.    Registrant's Registration Statement on Form S-4
           and Telemate.Net Software, Inc.                                 filed June 4, 2001 (File No. 333-62262).

2.3        Second Amended and Restated Agreement and Plan of Merger        Incorporated by reference to Appendix A to the
           dated as of July 27, 2000 among the Registrant, Solemn          Registrant's Registration Statement on Form S-4
           Acquisition Corporation and Cereus Technology Partners, Inc.    filed August 7, 2000 (File No. 333-43224).
           ("Cereus").

2.4        Agreement and Plan of Merger dated as of August 31, 1998        Incorporated by reference to Exhibit 2.1 to the
           among the Registrant, Encore Acquiring Corporation, Encore      Registrant's Current Report on Form 8-K filed
           Systems, Inc., Global Systems and Support, Inc., Five Star      September 10, 1998.
           Systems, Inc., Penelope A. Sellers, and Joseph T. Dyer.

2.5        Agreement and Plan of Merger dated as of November 11, 1998      Incorporated by reference to Exhibit 2.1 to the
           among the Registrant, Sulcus Hospitality Technologies Corp.     Registrant's Registration Statement on Form S-4
           and Sulcus Acquiring Corporation.                               filed February 16, 1999 (File No. 333-68699).

2.6        Stock Purchase Agreement dated as of October 26, 2000           Incorporated by reference to Exhibit 10.15 to the
           between Squirrel Systems, Inc., a wholly owned subsidiary of    Registrant's Quarterly Report on Form 10-Q for the
           the Registrant, Squirrel Systems of Canada Ltd., and SQS        period ending September 30, 2000.
           Acquisitions Inc.

2.7        Agreement and Plan of Merger dated October 31, 2000 between     Incorporated by reference to Exhibit 2.1 to the
           the Registrant, MessageClick, Inc. and MCLICK Acquisition       Registrant's Current Report on Form 8-K filed
           Corporation (the "MessageClick Merger Agreement").              December 6, 2000.

2.8        First Amendment to the Agreement and Plan of Merger dated       Incorporated by reference to Exhibit 2.2 to the
           November 9, 2000 between the Registrant, MCLICK Acquisition     Registrant's Current Report on Form 8-K filed
           Corporation and MessageClick, Inc.                              December 6, 2000.

2.9        Second Amendment to the Agreement and Plan of Merger dated      Incorporated by reference to Exhibit 2.3 to the
           November 10, 2000 between the Registrant, MCLICK Acquisition    Registrant's Current Report on Form 8-K filed
           Corporation and MessageClick, Inc.                              December 6, 2000.

2.10       Agreement for the Purchase and Sale of Assets between           Incorporated by reference to Exhibit 2.1 to the
           AmeriSoft Corporation ("AmeriSoft"), the Registrant and         Registrant's current Report on Form 8-K filed
           Eltrax Hospitality Group, Inc. dated as of September 28,        December 29, 2000.
           2000 (the "AmeriSoft Agreement").

2.11       Letter amending the AmeriSoft Agreement dated October 18,       Incorporated by reference to Exhibit 2.2 to the
           2000.                                                           Registrant's Current Report on Form 8-K filed
                                                                           December 29, 2000.


2.12       Letter amending the AmeriSoft Agreement dated November 22,      Incorporated by reference to Exhibit 2.3 to the
           2000.                                                           Registrant's Current Report on Form 8-K filed
                                                                           December 29, 2000.

2.13       Form of Agreement between AmeriSoft Norway AS and Eltrax        Incorporated by reference to Exhibit 2.4 to the
           System Scandinavia AS.                                          Registrant's Current Report on Form 8-K filed
                                                                           December 29, 2000.

2.14       Form of Agreement between AmeriSoft, AmeriSoft Hospitality      Incorporated by reference to Exhibit 2.5 to the
           (Switzerland) GmbH, the Registrant, Eltrax AG, and Eltrax       Registrant's Current Report on Form 8-K filed
           Holdings AG.                                                    December 29, 2000.

2.15       Form of Agreement between AmeriSoft, AmeriSoft Australia        Incorporated by reference to Exhibit 2.6 to the
           Pty Limited, the Registrant, Eltrax Systems Pty Ltd, and        Registrant's Current Report on Form 8-K filed
           Eltrax International Group, Inc.                                December 29, 2000.

2.16       Form of Agreement between AmeriSoft, AmeriSoft Hospitality      Incorporated by reference to Exhibit 2.7 to the
           (UK) Limited, the Registrant, and Eltrax Hospitality UK Ltd.    Registrant's Current Report on Form 8-K filed
                                                                           December 29, 2000.

2.17       Form of Agreement between AmeriSoft, Impact Level (M) Sdn.      Incorporated by reference to Exhibit 2.8 to the
           Bhd., the Registrant, Eltrax Systems Sdn. Bhd., and Eltrax      Registrant's Current Report on Form 8-K filed
           International Inc.                                              December 29, 2000.

2.18       Form of Agreement between AmeriSoft Hospitality Group (US),     Incorporated by reference to Exhibit 2.9 to the
           Inc., the Registrant, and Eltrax Group, Inc.                    Registrant's Current Report on Form 8-K filed
                                                                           December 29, 2000.

2.19       Form of Agreement between AmeriSoft, AmeriSoft (HK)             Incorporated by reference to Exhibit 2.10 to the
           Corporation Limited, the Registrant, Eltrax Systems Pty         Registrant's Current Report on Form 8-K filed
           Limited, and Eltrax International Inc.                          December 29, 2000.

2.20       Form of Agreement between AmeriSoft, Latin America One Pte      Incorporated by reference to Exhibit 2.11 to the
           Ltd, the Registrant, and Eltrax Systems Pte Ltd.                Registrant's Current Report on Form 8-K filed
                                                                           December 29, 2000.

4.1        Specimen form of the Registrant's common stock certificate.     Incorporated by reference to Exhibit 4.1 to the
                                                                           Registrant's Registration Statement on Form S-18
                                                                           (File No. 33-51456).

4.2        Warrant, dated as of October 31, 1996, to purchase 106,250      Incorporated by reference to Exhibit 10.4 to the
           shares of the Registrant's common stock granted to Walter C.    Registrant's Current Report on Form 8-K filed
           Lovett.                                                         November 12, 1996.

4.3        Warrant, dated as of October 31, 1996, to purchase 106,250      Incorporated by reference to Exhibit 10.5 to the
           shares of the Registrant's common stock granted to Douglas      Registrant's Current Report on Form 8-K filed
           L. Roberson.                                                    November 12, 1996.

4.4        Warrant dated as of September 23, 1997 to purchase 240,000      Incorporated by reference to Exhibit 4.5 to the
           shares of the Registrant's common stock granted to Morgan Q.    Registrant's Annual Report the year ended December
           Payne.                                                          31, 1997.

4.5        Convertible Debenture dated July 27, 2000 executed by the       Incorporated by reference to Exhibit 4.5 to the
           Registrant in favor of Strong River Investments, Inc.           Registrant's Registration Statement on Form S-4 filed
                                                                           August 7, 2000 (File No. 333-43224).

4.6        Convertible Debenture dated July 27, 2000 executed by the       Incorporated by reference to Exhibit 4.6 to the
           Registrant in favor of Bay Harbor Investments, Inc.             Registrant's Registration Statement on Form S-4 filed
                                                                           August 7, 2000 (File No. 333-43224).

4.7        Registration Rights Agreement dated July 27, 2000, among the    Incorporated by reference to Exhibit 4.7 to the
           Registrant, Strong River Investments, Inc. and Bay Harbor       Registrant's Registration Statement on Form S-4 filed
           Investments, Inc.                                               August 7, 2000 (File No. 333-43224).

4.8        Registration Rights Agreement dated June 29, 2000 between       Incorporated by reference to Exhibit 4.8 to the
           the Registrant and E.piphany, Inc.                              Registrant's Registration Statement on Form S-4 filed
                                                                           August 7, 2000 (File No. 333-43224).

4.9        Warrant dated as of July 27, 2000 to purchase 104,168 shares    Incorporated by reference to Exhibit 4.10 to the
           of the Registrant's common stock granted to Strong River        Registrant's Registration Statement on Form S-4 filed
           Investments, Inc.                                               August 7, 2000 (File No. 333-43224).

4.10       Warrant dated as of July 27, 2000 to purchase 104,168 shares    Incorporated by reference to Exhibit 4.11 to the
           of the Registrant's common stock granted to Bay Harbor          Registrant's Registration Statement on Form S-4 filed
           Investments, Inc.                                               August 7, 2000 (File No. 333-43224).

4.11       Warrant dated as of July 27, 2000 to purchase 26,041 shares     Incorporated by reference to Exhibit 4.12 to the
           of the Registrant's common stock granted to Strong River        Registrant's Registration Statement on Form S-4 filed
           Investments, Inc.                                               August 7, 2000 (File No. 333-43224).

4.12       Warrant dated as of July 27, 2000 to purchase 26,041 shares     Incorporated by reference to Exhibit 4.13 to the
           of the Registrant's common stock granted to Bay Harbor          Registrant's Registration Statement on Form S-4 filed
           Investments, Inc.                                               August 7, 2000 (File No. 333-43224).

4.13       Warrant dated as of July 27, 2000 to purchase 52,083 shares     Incorporated by reference to Exhibit 4.14 to the
           of the Registrant's common stock granted to Strong River        Registrant's Registration Statement on Form S-4 filed
           Investments, Inc.                                               August 7, 2000 (File No. 333-43224).

4.14       Warrant dated as of July 27, 2000 to purchase 52,083 shares     Incorporated by reference to Exhibit 4.15 to the
           of the Registrant's common stock granted to Bay Harbor          Registrant's Registration Statement on Form S-4 filed
           Investments, Inc.                                               August 7, 2000 (File No. 333-43224).

4.15       Warrant to purchase 1,750,000 shares of common stock of the     Incorporated by reference to Exhibit 10.7 to the
           Registrant dated September 29, 2000, issued to Steven A.        Registrant's Quarterly Report on Form 10-Q for the
           Odom.  Represents an executive compensation plan or             period ending September 30, 2000.
           arrangement.

4.16       Warrant to purchase 875,000 shares of common stock of the       Incorporated by reference to Exhibit 10.8 to the
           Registrant dated September 29, 2000, issued to James M.         Registrant's Quarterly Report on Form 10-Q for the
           Logsdon.  Represents an executive compensation plan or          period ending September 30, 2000.
           arrangement.

4.17       Warrant to purchase 665,000 shares of common stock of the       Incorporated by reference to Exhibit 10.9 to the
           Registrant dated September 29, 2000, issued to Juliet M.        Registrant's Quarterly Report on Form 10-Q for the
           Reising.  Represents an executive compensation plan or          period ending September 30, 2000.
           arrangement.

4.18       Warrant to purchase 300,000 shares of common stock of Cereus    Incorporated by reference to Exhibit 10.10 to the
           dated August 21, 2000, issued to Steven A. Odom.  Represents    Registrant's Quarterly Report on Form 10-Q for the
           an executive compensation plan or arrangement.                  period ending September 30, 2000.

4.19       Warrant to purchase 100,000 shares of common stock of Cereus    Incorporated by reference to Exhibit 10.11 to the
           dated August 21, 2000, issued to James M. Logsdon.              Registrant's Quarterly Report on Form 10-Q for the
           Represents an executive compensation plan or arrangement.       period ending September 30, 2000.

4.20       Warrant to purchase 350,000 shares of common stock of Cereus    Incorporated by reference to Exhibit 10.12 to the
           dated August 21, 2000 issued to Juliet M. Reising.              Registrant's Quarterly Report on Form 10-Q for the
           Represents an executive compensation plan or arrangement.       period ending September 30, 2000.

4.21       Warrant to purchase 250,000 shares of common stock of Cereus    Incorporated by reference to Exhibit 10.13 to the
           dated August 21, 2000, issued to Juliet M. Reising.             Registrant's Quarterly Report on Form 10-Q for the
           Represents an executive compensation plan or arrangement.       period ending September 30, 2000.

4.22       Warrant to purchase 50,000 shares of common stock of Cereus     Incorporated by reference to Exhibit 10.14 to
           dated August 21, 2000, issued to Peter Pamplin. Represents      the Registrant's Quarterly Report on Form 10-Q
           an executive compensation plan or arrangement.                  for the period ending September 30, 2000.

4.23       Form of Warrant issued in connection with the Merger            Incorporated by reference to Exhibit 4.1 to the
           Agreement between the Registrant, MessageClick, Inc. and        Registrant's Current Report on Form 8-K filed
           MCLICK Acquisition Corporation.                                 December 6, 2000.

4.24       Form of Registration Rights Agreement entered into in           Incorporated by reference to Exhibit 4.2 to the
           connection with the MessageClick Merger Agreement.              Registrant's Current Report on Form 8-K filed
                                                                           December 6, 2000.

4.27       Form of 7.5% Convertible Debenture issued in connection with    Incorporated by reference to Exhibit 4.5 to the
           the Convertible Debenture and Warrant Purchase Agreement        Registrant's Current Report on Form 8-K filed
           between the Registrant and the Purchasers named therein (the    December 6, 2000.
           "Debenture Purchase Agreement).

4.28       Form of Warrant issued in connection with the Debenture         Incorporated by reference to Exhibit 4.6 to the
           Purchase Agreement.                                             Registrant's Current Report on Form 8-K filed
                                                                           December 6, 2000.

4.29       Form of Registration Rights Agreement entered into in           Incorporated by reference to Exhibit 4.7 to the
           connection with the Debenture Purchase Agreement.               Registrant's Current Report on Form 8-K filed
                                                                           December 6, 2000.

4.30       Registration Rights Agreement by and among Cereus Technology    Incorporated by reference to Exhibit 4(e) to Cereus
           Partners, Inc. and the stockholders named therein, dated        Technology Partners, Inc.'s Annual Report on Form
           February 8, 2000.                                               10-KSB for the period ended December 31, 1999.


4.31       Registration Rights Agreement by and among Cereus Technology    Incorporated by reference to Exhibit 4.31 to the
           Partners, Inc. and the stockholders a party thereto, dated      Registrant's Annual Report on Form 10-K for the
           August 18, 2000.                                                period ending December 31, 2000.

4.32       Registration Rights Agreement by and among Cereus Technology    Incorporated by reference to Exhibit 4.32 to the
           Partners, Inc. and the stockholders a party thereto, dated      Registrant's Annual Report on Form 10-K for the
           September 15, 2000.                                             period ending December 31, 2000.

4.33       Registration Rights Agreement by and among Cereus Technology    Incorporated by reference to Exhibit 4.33 to the
           Partners, Inc. and the stockholders a party thereto, dated      Registrant's Annual Report on Form 10-K for the
           September 27, 2000.                                             period ending December 31, 2000.

4.34       Warrant dated January 30, 2001 to purchase 83,334 shares        Incorporated by reference to Exhibit 4.1 to the
           of the Registrant's common stock granted to PNC Bank,           Registrant's Quarterly Report on Form 10-Q for the
           National Association                                            quarter ended March 31, 2001.

4.35       Warrant dated January 30, 2001 to purchase 472,689 shares       Incorporated by reference to Exhibit 4.2 to the
           of the Registrant's common stock granted to Strong River        Registrant's Quarterly Report on Form 10-Q for the
           Investments, Inc.                                               quarter ended March 31, 2001.

4.36       Warrant dated January 30, 2001 to purchase 427,689 shares       Incorporated by reference to Exhibit 4.3 to the
           of the Registrant's common stock granted to Bay Harbor          Registrant's Quarterly Report on Form 10-Q for the
           Investments, Inc.                                               quarter ended March 31, 2001.

4.37       Registration Rights Agreement dated January 30, 2001 among      Incorporated by reference to Exhibit 10.3 to the
           the Registrant, Strong River Investments, Inc. and Bay          Registrant's Quarterly Report on Form 10-Q for the
           Harbor, Investments, Inc.                                       quarter ended March 31, 2001.

5.1        Opinion of Rogers & Hardin LLP.                                 Filed herewith.

23.1       Consent of PricewaterhouseCoopers LLP (Verso).                  Filed herewith.

23.2       Consent of Crowe, Chizek and Company LLP (Verso).               Filed herewith.

23.3       Consent of KPMG LLP (Verso).                                    Filed herewith.

23.4       Consent of KPMG LLP (Telemate.Net).                             Filed herewith.

23.5 Consent of Rogers & Hardin LLP with respect to its opinion as to the legality of the securities being registered by this registration statement (contained in Exhibit 5.1).

23.6       Consent of KPMG LLP (Cereus).                                   Filed herewith.

23.7       Consent of Moore Stephens Frost, PLC (Cereus).                  Filed herewith.

23.8       Consent of PricewaterhouseCoopers LLC (MessageClick).           Filed herewith.

24.1       Powers of Attorney (included on the signature page hereto).

99.1       Purchase Agreement dated January 18, 2001 among the             Incorporated by reference to Exhibit 10.2 to the
           Registrant, Strong River Investments, Inc. and Bay              Registrant's Quarterly Report on Form 10-Q for the
           Harbor Investments, Inc. (the "Purchase Agreement").            quarter ended March 31, 2001.

99.2       Amendment to the Purchase Agreement dated January               Incorporated by reference to Exhibit 10.4 to the
           23, 2001.                                                       Registrant's Quarterly Report on Form 10-Q for the
                                                                           quarter ended March 31, 2001.

99.3       Amendment to the Purchase Agreement dated January               Incorporated by reference to Exhibit 10.5 to the
           25, 2001.                                                       Registrant's Quarterly Report on Form 10-Q for the
                                                                           quarter ended March 31, 2001.